                                                                     EXHIBIT 4.8

                       AGREEMENT TO EXCHANGE AND CONSENT


                  AGREEMENT TO EXCHANGE AND CONSENT (the "Agreement"), dated as of October 12, 1999 by and among World Access, Inc., a Delaware corporation (the "Company"), FaciliCom International, Inc., a Delaware corporation ("FaciliCom"), and each of the holders (a "Noteholder") of FaciliCom's outstanding 10.5% Senior Notes due 2008 (the "FaciliCom Notes") listed on
Schedule I hereto.

                                   WITNESSETH

                  WHEREAS, FaciliCom and the Company and certain other parties have entered into an Agreement and Plan of Merger (the "Merger Agreement"), dated August 17, 1999, which provides for, among other things, the merger of FaciliCom with and into the Company (the "Merger");

                  WHEREAS, in connection with the Merger, the Company proposes
(i) to exchange (A) $1,000 principal amount of its 13.25% Senior Notes due 2008 (the "Exchange Notes"), (B) such number of shares of the Company's common stock, par value $0.01 per share (the "Exchange Shares"), having a market value of $50 (determined as set forth below), and (C) a payment (the "Cash Payment") of $10 in cash for each $1,000 principal amount of FaciliCom Notes tendered and accepted by the Company for exchange (collectively, the "Exchange"), and (ii) to seek the consent of the holders of the FaciliCom Notes to certain amendments described in Exhibit A attached hereto (the "Amendments") to the FaciliCom Indenture (as defined below), such Amendments to be set forth in a Second Supplemental Indenture to the FaciliCom Indenture (the "Second Supplemental Indenture") (collectively, the "Consent"); and

                  WHEREAS, it is a condition to the consummation of the Exchange and Consent that (i) the Merger shall have been consummated and (ii) the holders of at least a majority of the aggregate principal amount of the FaciliCom Notes shall have tendered their FaciliCom Notes in the Exchange (and such tenders shall have been accepted by the Company) and shall have agreed to the Consent;

                  NOW, THEREFORE, in consideration of the foregoing and of the mutual promises, covenants and conditions hereinafter contained, the parties agree as follows:

     1.  Agreement to Exchange.

         (a) At the Closing (as defined in the Merger Agreement) and subject only to (i) the simultaneous consummation of the Merger and the Consent and (ii) the declaration by the Securities and Exchange Commission (the "SEC") of the effectiveness of the Exchange Offer Registration Statement (as defined below), each Noteholder hereby agrees to, and to direct its nominee to, exchange all of such Noteholder's FaciliCom Notes listed on Schedule I hereto, together with any other FaciliCom Notes the beneficial ownership (as defined below) of which is acquired by such Noteholder during the period from and including the date hereof through and including the date on which this Agreement is terminated pursuant to Section 10.9 hereof

(collectively, the "Subject Notes"), for (A) Exchange Notes, which shall have terms substantially similar to the terms of the FaciliCom Notes, except that such Exchange Notes shall contain the terms specified in the Summary of Terms attached hereto as Exhibit B, (B) for Exchange Shares and (C) for the Cash Payment, each on the basis set forth above in the second Whereas clause of this Agreement. For purposes of this Agreement, "beneficial ownership" or "beneficially owned" shall have the meaning ascribed to those terms by Section 13 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act").

                  The Exchange Notes and the Exchange Shares will be registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement on Form S-4 (the "Exchange Offer Registration Statement") and the Exchange Notes will be issued pursuant to an indenture (the "Exchange Indenture") between the Company and a trustee (the "Trustee"), which indenture will be substantially similar to the FaciliCom Indenture, except that it shall reflect the Summary of Terms. The exchange offer as described in this paragraph (a) shall be referred to as the "Registered Exchange Offer." All holders of FaciliCom Notes will be eligible to participate in the Registered Exchange Offer, notwithstanding that not all such holders are parties to this Agreement.

         (b) The number of Exchange Shares that each holder of FaciliCom Notes shall be entitled to receive shall be calculated by multiplying the aggregate principal amount of such holder's tendered and accepted FaciliCom Notes by 0.05 and by dividing such product by the Market Price (as defined below) of the Exchange Shares and rounding to the nearest whole number. "Market Price" shall mean the average closing price of the Exchange Shares on Nasdaq over the five consecutive trading days up to and including the trading day prior to the last full trading day before Closing.

         (c) Delivery of the Exchange Notes, Exchange Shares and Cash Payment to each Noteholder whose FaciliCom Notes shall have been tendered and accepted by the Company shall be made on the Closing Date (as defined in the Merger Agreement). Exchange Notes and Exchange Shares shall be registered in the name of the registered holder of the applicable FaciliCom Notes.

     2. Consent. At the Closing and subject only to the simultaneous consummation of (i) the Merger and (ii) the Exchange, each Noteholder hereby agrees to consent, and agrees to cause its nominee as record holder of all Subject Notes beneficially owned by it to consent, to the Amendments and to direct the FaciliCom Trustee to execute and deliver on behalf of the Noteholders on the Closing Date, immediately prior to the Closing, the Second Supplemental Indenture, pursuant to Section 902 of the FaciliCom Indenture, dated as of January 28, 1998, among FaciliCom and State Street Bank and Trust Company (the "FaciliCom Trustee"), as amended by the First Supplemental Indenture thereto (the "FaciliCom Indenture"), such Consent to be effective with respect to all of such Noteholder's Subject Notes as of the time immediately prior to the Closing. Each holder of FaciliCom Notes who tenders FaciliCom Notes in exchange for the Exchange Notes in the Registered Exchange Offer shall by such action be deemed to have agreed to the Consent.

     3. Representations and Warranties of the Noteholder. Each Noteholder hereby represents and warrants to the Company and FaciliCom with respect to itself only that:

         3.1 Authority. The Noteholder has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Noteholder and the consummation by such Noteholder of the transactions contemplated hereby have been duly and validly authorized by all corporate proceedings on its part as are necessary to authorize this Agreement or to consummate such transactions. This Agreement has been duly and validly executed and delivered by the Noteholder and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes its legal, valid and binding obligation, enforceable against such Noteholder in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

         3.2      No Conflict.

                  (a) The execution and delivery of this Agreement by the Noteholder do not, and the performance of this Agreement by such Noteholder shall not, (i) conflict with or violate its organizational documents, (ii) conflict with or violate any agreement, arrangement, law, rule, regulation, order, judgment or decree to which it is a party or by which it is (or the Subject Notes held of record or beneficially owned by it are) bound or affected or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Subject Notes held of record or beneficially owned by such Noteholder pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which it is a party or by which it is (or the Subject Notes held of record or beneficially owned by it are) bound or affected, except, in the case of clauses (ii) and (iii) of this
Section 3.2, for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay the performance by the Noteholder of its obligations under this Agreement.

                  (b) The execution and delivery of this Agreement by the Noteholder do not, and the performance of this Agreement by such Noteholder shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental entity except for applicable requirements, if any, of the Exchange Act and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by the Noteholder of its obligations under this Agreement.

         3.3 Title to the FaciliCom Notes. As of the date hereof, the Noteholder is the record or beneficial owner of the FaciliCom Notes listed beside its name on Schedule I hereto. The FaciliCom Notes listed on Schedule I hereto are all the FaciliCom Notes either held of record or beneficially owned by the Noteholder. The Noteholder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to the FaciliCom Notes held of record or beneficially owned by such Noteholder. The FaciliCom Notes listed on Schedule I hereto are owned and all other Subject Notes will be owned by the Noteholder free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, charges and other encumbrances of any nature whatsoever (collectively, "Liens"), other than Liens arising as a result of this Agreement.

         3.4 Investment Purposes. The Noteholder is agreeing to exchange its Subject Notes and shall receive Exchange Notes and pursuant to the Registered Exchange Offer for its own account solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution of the Exchange Notes in violation of the Securities Act. The Noteholder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the Exchange and Consent and an investment in the Exchange Notes and is able to bear the economic risk of such investment.

     4. Representations and Warranties of FaciliCom and the Company. Each of FaciliCom and the Company hereby represents and warrants to each of the Noteholders with respect to itself only that:

         4.1 Authority. Each of FaciliCom and the Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of FaciliCom and the Company and the consummation by each of FaciliCom and the Company of the transactions contemplated hereby have been duly and validly authorized by all corporate proceedings on its part as are necessary to authorize this Agreement or to consummate such transactions. This Agreement has been duly and validly executed and delivered by each of FaciliCom and the Company and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes its legal, valid and binding obligation, enforceable against each of FaciliCom and the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

         4.2      No Conflict.

         (a) The execution and delivery of this Agreement by each of FaciliCom and the Company do not, and the performance of this Agreement by each of FaciliCom and the Company shall not, (i) conflict with or violate its organizational documents, (ii) conflict with or violate any agreement, arrangement, law, rule, regulation, order, judgment or decree to which it is a party or by which it is bound or affected or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which it is a party or by which its assets or properties are bound or affected, except, in the case of clause (ii) and (iii) of this Section 4.2, for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay the performance by each of FaciliCom and the Company of its obligations under this Agreement.

         (b) The execution and delivery of this Agreement by each of FaciliCom and the Company do not, and the performance of this Agreement by each of FaciliCom and the Company shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental entity, except for (i) applicable requirements, if any, of the Exchange Act, the Securities Act or any applicable blue sky or state securities laws, (ii) any consent, approval, authorization, permit, filing or notification required in connection with the Merger and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by each of FaciliCom and the Company of its obligations under this Agreement.

     5. Transfer of Title. Other than pursuant to the Exchange, each Noteholder hereby covenants and agrees that it will not, prior to the termination of this Agreement, either directly or indirectly, offer or otherwise agree to sell, assign, pledge, hypothecate, transfer, exchange, or dispose of any Subject Notes, owned either directly or indirectly by it or with respect to which each such Noteholder has the power of disposition, whether now or hereafter acquired, without the prior written consent of FaciliCom and the Company, unless the person or entity to whom such Subject Notes have been sold, assigned, pledged, hypothecated, transferred, exchanged or disposed agrees to be bound by this Agreement as if a party hereto pursuant to an agreement in form and substance reasonably satisfactory to FaciliCom and the Company. Each Noteholder hereby agrees and consents to the entry of stop transfer instructions by FaciliCom or the FaciliCom Trustee, as the case may be, against the transfer of any Subject Notes inconsistent with the terms of this Section
5.

     6.  Registered Exchange Offer.

         6.1 Registration Statement. Each of the Company and FaciliCom agrees that it will use its reasonable best efforts to prepare, and have declared effective by the SEC, the Exchange Offer Registration Statement.

         6.2 Registered Exchange Offer. In connection with the Registered Exchange Offer, the Company will:

                  (a) after the Exchange Offer Registration Statement has been declared effective by the SEC, mail to each Noteholder a copy of the prospectus forming part of the Exchange Offer Registration Statement, together with an appropriate letter of transmittal and related documents;

                  (b) keep the Registered Exchange Offer open for not less than 20 business days (or longer, if required by applicable law) after the date on which notice of the Registered Exchange Offer is first mailed to the holders of FaciliCom Notes;

                  (c) utilize the services of a depositary for the Registered Exchange Offer with an address in the Borough of Manhattan, The City of New York;

                  (d) permit holders of FaciliCom Notes to withdraw tendered FaciliCom Notes at any time prior to the close of business, New York City time, on the last business day on which the Registered Exchange Offer shall remain open; and

                  (e) otherwise comply in all respects with all laws that are applicable to the Registered Exchange Offer.

                  After the close of the Registered Exchange Offer and subject to the consummation of the Merger and the Consent, the Company shall:

                  (a) accept for exchange all FaciliCom Notes tendered and not validly withdrawn pursuant to the Registered Exchange Offer;

                  (b) deliver to or deposit with the FaciliCom Trustee for cancellation all FaciliCom Notes so accepted for exchange;

                  (c) cause the Trustee for the Exchange Notes to authenticate and deliver to each Noteholder Exchange Notes with an equal principal amount to the FaciliCom Notes of such Noteholder so accepted for exchange; and

                  (d) issue the number of Exchange Shares and deliver the amount of the Cash Payment determined as provided for herein to each holder of FaciliCom Notes accepted for exchange.

                  6.3 Additional Representations. Each Noteholder participating in the Registered Exchange Offer shall be required to represent to the Company that at the time of the consummation of the Registered Exchange Offer (i) any Exchange Notes received by such Noteholder will be acquired in the ordinary course of such Noteholder's business, (ii) such Noteholder will have no arrangements or understanding with any person to participate in and is not participating in, and does not intend to participate in, the distribution of the Exchange Notes within the meaning of the Securities Act and (iii) such Noteholder is not an affiliate (as defined in Rule 405 under the Securities
Act) of the Company.

     7. Escrow Agreement. Upon the consummation of the Merger and the Exchange and Consent, (i) funds held in the escrow account previously established for the FaciliCom Notes shall be held for the benefit of the holders of the FaciliCom Notes and the Exchange Notes on a pro rata basis determined by reference to the aggregate principal amount of FaciliCom Notes exchanged for Exchange Notes and (ii) interest payments on the FaciliCom Notes and Exchange Notes shall be paid out of that portion of the funds held in such escrow account that are held for the benefit of the holders of the FaciliCom Notes and Exchange Notes, respectively, until exhausted.

     8.  Miscellaneous.

         8.1 Permission to Disclose. Each Noteholder hereby agrees and consents to the disclosure by the Company and FaciliCom of this Agreement in connection with the Merger and the Registered Exchange Offer or as otherwise required by law (except that such Noteholder's name will not be disclosed in any press release, filing or other notice or report unless required by law or the SEC).

         8.2 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

         8.3 Entire Agreement. Subject to the consummation of the Exchange and the Consent, this Agreement constitutes the entire agreement between the Company, FaciliCom and the Noteholders party hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the Company, FaciliCom and the Noteholders party hereto with respect to the subject matter hereof.

         8.4 Amendment. This Agreement may not be amended and no other actions may be taken under this Agreement except by an instrument in writing signed by the Company, FaciliCom and each of the holders of the Subject Notes covered by this Agreement.

         8.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereby shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated.

         8.6 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made and shall be effective upon receipt, if delivered personally, upon receipt of a transmission confirmation if sent by facsimile (with a confirming copy sent by overnight courier) and on the next business day if sent by Federal Express, United Parcel Service, Express Mail or other reputable overnight courier to the parties at the following addresses (or at such other address for a party as shall be specified by notice):

     If to the Noteholders, to the addresses specified on Schedule I.


     If to the Company, to:

                  Mark Gergel
                  World Access, Inc.
                  945 East Paces Ferry Road
                  Suite 2200
                  Atlanta, GA 30326
                  Facsimile: (404) 261-6190

     with a copy to:

                  Leonard Silverstein, Esq.
                  Long Aldridge & Norman
                  303 Peachtree Street, N.E.
                  Atlanta, GA 30308
                  Telephone:  (404) 527-4000
                  Fax:  (404) 527-4198

     If to FaciliCom, to:

                  Christopher King
                  FaciliCom International, Inc.
                  1401 New York Avenue, NW
                  8th floor
                  Washington, DC
                  Telephone:  (404) 527-4000
                  Fax:  (404) 527-4198

     with a copy to:

                  Alan Klein, Esq.
                  Simpson Thacher & Bartlett
                  425 Lexington Avenue
                  New York, N.Y.  10017-3454
                  Facsimile:  (212) 455-2502

         8.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state.


         8.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which, when taken together, shall constitute one and the same instrument.

         8.9 Termination. This Agreement shall terminate on the first to occur of (x) a written agreement to terminate of the Company, FaciliCom and the Noteholders party hereto, (y) termination of the Merger Agreement in accordance with its terms or (z) February 28, 2000, unless in any such case it is extended by the Company, FaciliCom and each of the Noteholders party hereto. Upon termination, this Agreement shall be of no further force and effect among the parties except for the provisions of Section 8.10 which shall survive the termination of this Agreement.

         8.10 Fees and Expenses. Each party shall bear its own expenses, including the fees and expenses of accountants, financial or other advisors or representatives engaged by it, incurred in connection with this Agreement and the transactions contemplated hereby.

         8.11 Survival of Consents, Representations and Warranties. The consents, representations and warranties contained in or made pursuant to this Agreement shall survive the Closing.

         8.12 Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors or assigns.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed by its respective officers thereunto duly authorized all as of the date first above written

                          WORLD ACCESS, INC.


                          By: /s/ W. Tod Chmar
                              -----------------------------------------------
                              Name:  W. Tod Chmar
                              Title: EVP

                              FACILICOM INTERNATIONAL, INC.

                          By: /s/ Christopher S. King
                              -----------------------------------------------
                              Name:  Christopher S. King
                              Title: CFO


                          MORGAN STANLEY DEAN WITTER DIVERSIFIED
                          INCOME TRUST


                          By: /s/ Peter Avelar
                              -----------------------------------------------
                              Name:  Peter Avelar
                              Title: Their Vice President


                          MORGAN STANLEY DEAN WITTER SELECT
                          DIMENSIONS INVESTMENT SERIES - THE
                          DIVERSIFIED INCOME PORTFOLIO


                          By: /s/ Peter Avelar
                              -----------------------------------------------
                              Name:  Peter Avelar
                              Title: Their Vice President


                          MORGAN STANLEY HIGH INCOME ADVANTAGE
                          TRUST


                          By: /s/ Peter Avelar
                              -----------------------------------------------
                              Name:  Peter Avelar
                              Title: Their Vice President


                          MORGAN STANLEY HIGH INCOME ADVANTAGE
                          TRUST II


                          By: /s/ Peter Avelar
                              -----------------------------------------------
                              Name:  Peter Avelar
                              Title: Their Vice President

                          MORGAN STANLEY HIGH INCOME ADVANTAGE
                          TRUST III


                          By: /s/ Peter Avelar
                              -----------------------------------------------
                              Name:  Peter Avelar
                              Title: Their Vice President


                          MORGAN STANLEY DEAN WITTER VARIABLE
                          INVESTMENT SERIES - HIGH YIELD PORTFOLIO


                          By: /s/ Peter Avelar
                              -----------------------------------------------
                              Name:  Peter Avelar
                              Title: Their Vice President


                          MORGAN STANLEY DEAN WITTER HIGH YIELD
                          SECURITIES, INC.


                          By: /s/ Peter Avelar
                              -----------------------------------------------
                              Name:  Peter Avelar
                              Title: Their Vice President


                          MANAGED HIGH INCOME PORTFOLIO


                          By: /s/ Cornelius J. Mack
                              -----------------------------------------------
                              Name:  Cornelius J. Mack
                              Title: Director


                          SMITH BARNEY INCOME FUNDS -
                          DIVERSIFIED STRATEGIC INCOME FUND


                          By: /s/ Cornelius J. Mack
                              -----------------------------------------------
                              Name:  Cornelius J. Mack
                              Title: Director

                          SMITH BARNEY INCOME FUNDS - HIGH
                          INCOME FUND


                          By: /s/ Cornelius J. Mack
                              -----------------------------------------------
                              Name:  Cornelius J. Mack
                              Title: Director


                          SMITH BARNEY INCOME FUNDS -
                          BALANCED FUND


                          By: /s/ Cornelius J. Mack
                              -----------------------------------------------
                              Name:  Cornelius J. Mack
                              Title: Director


                          HIGH INCOME OPPORTUNITY FUND INC.


                          By: /s/ Cornelius J. Mack
                              -----------------------------------------------
                              Name:  Cornelius J. Mack
                              Title: Director


                          GREENWICH STREET SERIES FUND -
                          DIVERSIFIED STRATEGIC INCOME FUND


                          By: /s/ Cornelius J. Mack
                              -----------------------------------------------
                              Name:  Cornelius J. Mack
                              Title: Director


                          ZENIX INCOME FUND


                          By: /s/ Cornelius J. Mack
                              -----------------------------------------------
                              Name:  Cornelius J. Mack
                              Title: Director


                          TRAVELERS SERIES FUND INC. - SMITH
                          BARNEY HIGH INCOME PORTFOLIO


                          By: /s/ Cornelius J. Mack
                              -----------------------------------------------
                              Name:  Cornelius J. Mack
                              Title: Director

                          USA HIGH YIELD FUND N.V.


                          By: /s/ Cornelius J. Mack
                              -----------------------------------------------
                              Name:  Cornelius J. Mack
                              Title: Director


                          SALOMON BROTHERS GLOBAL
                          HORIZONS INVESTMENT SERIES -
                          DIVERSIFIED STRATEGIC INCOME FUND


                          By: /s/ Cornelius J. Mack
                              -----------------------------------------------
                              Name:  Cornelius J. Mack
                              Title: Director


                          NOMURA GLOBAL INVESTMENT FUND -
                          DIVERSIFIED BOND FUND


                          By: /s/ Cornelius J. Mack
                              -----------------------------------------------
                              Name:  Cornelius J. Mack
                              Title: Director


                          J.& W. SELIGMAN & CO., AS INVESTMENT
                          ADVISOR FOR SELIGMAN GLOBAL HORIZON
                          FUNDS, SELIGMAN HIGH YIELD BOND SERIES AND
                          CERTAIN OTHER INSTITUTIONAL CLIENTS


                          By: /s/ Daniel J. Charleston
                              -----------------------------------------------
                              Name:  Daniel J. Charleston
                              Title:  Managing Director


                          SUN AMERICA, INC.


                          By: /s/ Rafael Fogel
                              -----------------------------------------------
                              Name:  Rafael Fogel
                              Title:  As Agent

                          PUTNAM HIGH YIELD ADVANTAGE FUND


                          By:  /s/ John R. Verani
                              -----------------------------------------------
                              Name:  John R. Verani
                              Title: Vice President

                                   SCHEDULE I

1.         Morgan Stanley Dean Witter Diversified Income Trust
           2 World Trade Center
           72nd Floor
           New York, NY  10048
           Beneficial ownership: $6,400,000

2. Morgan Stanley Dean Witter Select Dimensions Investment Series - The Diversified Income Portfolio
           2 World Trade Center
           72nd Floor
           New York, NY  10048
           Beneficial ownership: $600,000

3.         Morgan Stanley High Income Advantage Trust
           2 World Trade Center
           72nd Floor
           New York, NY  10048
           Beneficial ownership: $2,000,000

4.         Morgan Stanley High Income Advantage Trust II
           2 World Trade Center
           72nd Floor
           New York, NY  10048
           Beneficial ownership: $3,000,000

5.         Morgan Stanley High Income Advantage Trust III
           2 World Trade Center
           72nd Floor
           New York, NY  10048
           Beneficial ownership: $1,000,000

6.         Morgan Stanley Dean Witter Variable Investment Series - High
           Yield Portfolio
           2 World Trade Center
           72nd Floor
           New York, NY  10048
           Beneficial ownership: $5,000,000

7.         Morgan Stanley Dean Witter High Yield Securities, Inc.
           2 World Trade Center
           New York, NY  10048
           Beneficial ownership: $30,000,000

8.         Managed High Income Portfolio
           388 Greenwich Street, 23rd Floor
           New York, NY 10013
           Beneficial ownership: $4,615,000

9. Smith Barney Income Funds - Diversified Strategic Income Fund 388 Greenwich Street, 23rd Floor
           New York, NY  10013
           Beneficial ownership: $8,505,000

10.        Smith Barney Income Funds - High Income Fund
           388 Greenwich Street, 23rd Floor
           New York, NY  10013
           Beneficial ownership: $17,390,000

11.        Smith Barney Income Funds - Balanced Fund
           388 Greenwich Street, 23rd Floor
           New York, NY  10013
           Beneficial ownership: $2,375,000

12.        High Income Opportunity Fund Inc.
           388 Greenwich Street, 23rd Floor
           New York, NY  10013
           Beneficial ownership: $6,575,000

13. Greenwich Street Series Fund - Diversified Strategic Income Fund 388 Greenwich Street, 23rd Floor
           New York, NY  10013
           Beneficial ownership: $247,500

14.        Zenix Income Fund
           388 Greenwich Street, 23rd Floor
           New York, NY 10013
           Beneficial ownership: $1,200,000

15. Travelers Series Fund Inc. - Smith Barney High Income Portfolio 388 Greenwich Street, 23rd Floor
           New York, NY  10013
           Beneficial ownership: $1,375,000

16.        USA High Yield Fund N.V.
           388 Greenwich Street, 23rd Floor
           New York, NY  10013
           Beneficial ownership: $655,000

17.        Salomon Brothers Global Horizons Investment
           Series - Diversified Strategic Income Fund
           388 Greenwich Street, 23rd Floor
           New York, NY  10013
           Beneficial ownership: $125,000

18.        Nomura Global Investment Fund - Diversified Bond Fund
           388 Greenwich Street, 23rd Floor
           New York, NY  10013
           Beneficial ownership: $135,000

19.        J.& W. Seligman & Co., as investment advisor for
           Seligman Global Horizon Funds, Seligman High Yield
           Bond Series and certain other institutional clients
           100 Park Avenue, 7th Floor
           New York, NY  10017
           Beneficial ownership:  $34,600,000

20.        Sun America, Inc.
           1999 Avenue of the Stars 38th Floor
           Los Angeles, CA
           Beneficial ownership:  $21,500,000

21.        Putnam
           One Post Office Square
           Boston, MA  02109
           Beneficial ownership:  $21,000,000

                                                                      EXHIBIT A



     The following is a summary of the proposed amendments to the FaciliCom
Indenture:

     Elimination in their entirety of the following Sections:

     -   Section 801: Company may consolidate, etc., only on certain terms.

     -   Section 1002: Maintenance of Office or Agency covenant.

     -   Section 1003: Money for Note Payments to Be held in Trust covenant.

     -   Section 1004: Corporate Existence covenant.

     -   Section 1005: Payment of Taxes and Other Claims covenant.

     -   Section 1006: Maintenance of Properties covenant.

     -   Section 1007: Insurance covenant.

     -   Section 1008: Statement by Officers as to Default covenant.

     -   Section 1009: Provision of Financial Statements and Reports covenant.

     -   Section 1010: Repurchase of Notes upon Change of Control covenant.

     -   Section 1011: Limitation on Indebtedness covenant.

     -   Section 1012: Limitation on Restricted Payments covenant.

     - Section 1013: Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries covenant.

     - Section 1014: Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries covenant.

     - Section 1015: Limitation on Transactions with Stockholders and Affiliates covenant.

     -   Sections 1016: Limitation on Liens covenant.

     -   Sections 1017: Limitation on Asset Sales covenant.

     - Section 1018: Limitation on Issuance of Guarantees of Indebtedness by Restricted Subsidiaries covenant.

     - Section 1019: Business of the Company; Restriction on Transfers of Existing Business covenant.

     - Section 1020: Limitation on Investments in Unrestricted Subsidiaries covenant.

     -   Section 1021: Limitation on Sale-Leaseback Transactions covenant.

                                                                      EXHIBIT B


                     SUMMARY OF TERMS OF EXCHANGE INDENTURE


Terms The Exchange Indenture will be the same in all material respects as the FaciliCom Indenture, except as set forth below. Additional technical and conforming changes will also be made to the Exchange Indenture.


Issuer                     World Access, Inc. (the "Company")


Interest Interest on the Exchange Notes will payable semi-annually, in cash, at a rate of 13.25% per annum on each interest payment date. Accrued interest on the FaciliCom Notes through the date of consummation of the Registered Exchange Offer will be paid, along with accrued interest on the Exchange Notes from the date following the consummation of the Registered Exchange Offer to the date of the first regularly scheduled interest payment date of the FaciliCom Notes following such consummation (the "First Interest Payment Date"), in cash, on such First Interest Payment Date.


Optional Redemption        The Exchange Notes will be redeemable, at the
                           election of the Company, in whole or in part, at any time and from time to time, on or after January 15, 2003, upon not less than 30 nor more than 60 days' notice at the Redemption Prices (expressed in percentages of principal amount thereof), if redeemed during the 12-month period commencing on January 15 of the years set forth below plus, in each case, accrued and unpaid interest thereon, if any, to the date of redemption:

                                                                  Redemption
                           Year                                      Price
                           ----                                   ----------
                           2003                                    106.625%
                           2004                                    104.417%
                           2005                                    102.208%
                           2006 (and thereafter)                   100.000%

                           On and after the redemption date, interest shall cease to accrue on the Exchange Notes.

Covenants and Definitions

     Set forth below is a summary of the covenants and definitions which will be revised in the Exchange Indenture. The provisions which have been changed have been marked against the versions thereof contained in the FaciliCom Indenture. The new provisions have been underscored and the deleted provisions have been struck through. Additional technical and conforming changes may also be made.

     SECTION 1011. Limitation on Indebtedness.

     (a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, Incur any Indebtedness; provided, however, that the Company may Incur Indebtedness if immediately thereafter the ratio of (i) the aggregate principal amount (or accreted value, as the case may be) of Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis outstanding as of the Transaction Date to (ii) the Pro Forma Consolidated Cash Flow for the preceding two full fiscal quarters multiplied by two, determined on a pro forma basis as if any such Indebtedness had been Incurred and the proceeds thereof had been applied at the beginning of such two fiscal quarters, would be greater than zero and less than 5 to 1.

     (b) The foregoing limitations of paragraph (a) of this covenant will not apply to any of the following Indebtedness ("Permitted Indebtedness"), each of which shall be given independent effect:

                  (i) Indebtedness of the Company evidenced by the FaciliCom Notes and the Notes;

                  (ii) Indebtedness of FaciliCom or any of its Restricted Subsidiaries outstanding on the Original Issue Date;

                  (iii) Indebtedness of the Company or any Restricted Subsidiary under one or more Credit Facilities, in an aggregate principal amount at any one time outstanding not to exceed the greater of (x) $35
     135.0 million and (y) 80% of Eligible Accounts Receivable at any one time outstanding, subject to any permanent reductions required by any other terms of this Indenture;

                  (iv) Indebtedness of the Company or any Restricted Subsidiary Incurred to finance the cost (including the cost of design, development, construction, acquisition, installation or integration) of Telecommunications Assets;

                  (v) Indebtedness of a Restricted Subsidiary owed to and held by the Company or another Restricted Subsidiary, except that (A) any transfer of such Indebtedness by the Company or a Restricted Subsidiary (other than to the Company or another Restricted Subsidiary) or (B) the sale, transfer or other disposition by the Company or any Restricted Subsidiary of Capital of a Restricted Subsidiary which is owed
     Indebtedness of another Restricted Subsidiary shall, in each case, be an Incurrence of Indebtedness by such Restricted Subsidiary, subject to the other provisions of this Indenture;

                  (vi) Indebtedness of the Company owed to and held by a Restricted Subsidiary which is unsecured and subordinated in right to the payment and performance to the obligations of the Company under this Indenture and the Notes, except that the limitations of paragraph (a) of this Section 1011 shall apply to such Indebtedness at such time as (A) any transfer of such Indebtedness by a Restricted Subsidiary (other than to another Restricted Subsidiary) and (B) the sale, transfer or other disposition by the Company or any Restricted Subsidiary of Capital Stock of a Restricted Subsidiary which is owed such Indebtedness, subject to other provisions of this Indenture;

                  (vii) Indebtedness of the Company or a Restricted Subsidiary issued in exchange for, or the net proceeds of which are used to refinance (whether by amendment, renewal, extension or refunding), then outstanding Indebtedness of the Company or a Restricted Subsidiary, other than Indebtedness Incurred under clauses (iii), (v), (vi), (viii), (ix), (xi) and (xii) of this paragraph, and any refinancing thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, and reasonable fees and expenses); provided that such new Indebtedness shall only be permitted under this clause (vii) if (A) in case the Notes are refinanced in part or the Indebtedness to be refinanced is pari passu with the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued, or remains outstanding, is expressly made pari passu with, or subordinate in right of payment to, the remaining Notes,
     (B) in case the Indebtedness to be refinanced is subordinated in right of payment to the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding is expressly made subordinate in right of payment to the Notes at least to the extent that the Indebtedness to be refinanced is subordinated to the Notes and (C) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded; and provided further that in no event may Indebtedness of the Company be refinanced by means of any Indebtedness of any Restricted Subsidiary pursuant to this clause (vii);

                  (viii) Indebtedness of (x) the Company not to exceed, at any one time outstanding, 2.00 times the Net Cash Proceeds from the issuance and sale, other than to a Subsidiary, of Common Stock (other than Redeemable Stock) of the Company (less the amount of such proceeds used to make Restricted Payments as provided in clause (iii) or (iv) of the second paragraph of Section 1012) and (y) the Company or Acquired Indebtedness of a Restricted Subsidiary not to exceed, at one time outstanding, the fair market value of any Telecommunications Assets acquired by the Company in exchange for Common Stock of the Company issued after the Issue Date; provided, however, that in determining the fair market value of any such Telecommunications Assets so acquired, if the estimated fair market value of such Telecommunications Assets exceeds (A) $2.0 million (as estimated in good faith by the Board Of Directors), then the fair market value of such Telecommunications Assets will be determined by a majority of the Board of Directors of the Company, which determination will be evidenced by a resolution thereof, and (B) $10.0 million (as estimated in good faith by the Board of Directors), then the Company shall deliver the Trustee a written appraisal as to the fair market value of such Telecommunications Assets prepared by a nationally recognized investment banking or public accounting firm (or, if no nationally recognized investment banking or public accounting firm is qualified to prepare such an appraisal, by a nationally recognized appraisal firm); and provided further that such Indebtedness does not mature prior to the Stated Maturity of the Notes and the Average Life of such Indebtedness is longer than that of the Notes;

                  (ix) Indebtedness of the Company or any Restricted Subsidiary (A) in respect of performance, surety or appeal bonds or letters of credit supporting trade payables, in each case provided in the ordinary course of business, (B) under Currency Agreements and Interest Rate Agreements covering Indebtedness of the Company; provided that such agreements do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder, and (C) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary of the Company (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business assets or Restricted Subsidiary for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by the Company or any Restricted Subsidiary in connection with such disposition;

                  (x) Indebtedness of the Company, to the extent that the net proceeds thereof are promptly (A) used to repurchase Notes tendered in a Change of Control Offer or (B) deposited to defease all of the Notes pursuant to Article Thirteen;

                  (xi) Indebtedness of a Restricted Subsidiary represented by a Guarantee of the Notes permitted by and made in accordance with Section 1018; and

                  (xii) Indebtedness of the Company or any Restricted Subsidiary in addition to that permitted to be incurred pursuant to clauses (i) through (xi) above in an aggregate principal amount not in excess of $10 million (or, to the extent not denominated in United States dollars, the United States Dollar Equivalent thereof) at any one time outstanding; and

                  (xiii) Indebtedness of the Company existing upon the consummation of the merger of FaciliCom with and into the Company;

     (c) For purposes of determining any particular amount of Indebtedness under this Section 1011, Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included; provided, however, that the foregoing shall not in any way be deemed to limit the provisions of Section 1018. For purposes of determining compliance with this
Section 1011, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, the Company, in its sole discretion may, at the time of such Incurrence, (i) classify such item of Indebtedness under and comply with either of paragraph (a) or (b) of this covenant (or any of such definitions), as applicable, (ii) classify and divide such item of Indebtedness into more than one of such paragraphs (or definitions), as applicable, and
(iii) elect to comply with such paragraphs (or definitions), as applicable in any order.

     SECTION 1012. Limitation on Restricted Payments.

     The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, (i) (A) declare or pay any dividend or make any distribution in respect of the Company's Capital Stock to the Holders thereof (other than dividends or distributions payable solely in shares of Capital Stock (other than Redeemable Stock) of the Company or in options, warrants or other rights to acquire such shares of Capital Stock) or (B) declare or pay any dividend or make any distribution in respect of the Capital Stock of any Restricted Subsidiary to any Person other than dividends and distributions payable to the Company or any Restricted Subsidiary or to all holders of Capital Stock of such Restricted Subsidiary on a pro rata basis; (ii) purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of the Company (including options, variants or other rights to acquire such shares of Capital Stock) held by any Person or any shares of Capital Stock of any Restricted Subsidiary (including options, warrants and other rights to acquire such shares of Capital Stock) held by any Affiliate of the Company (other than a wholly owned Restricted Subsidiary) or any holder (or any Affiliate thereof) of 5% or more of the Company's Capital Stock; (iii) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of the Company that is subordinated in right of payment to the Notes; or (iv) make any Investment, other than a Permitted Investment, in any Person (such payments or any other actions described in clauses (i) through (iv) being collectively "Restricted Payments") if, at the time of, and after giving effect to, the proposed Restricted Payment:

          (A) a Default or Event of Default shall have occurred and be continuing;

          (B) the Company could not Incur at least $1.00 of Indebtedness under paragraph (a) of Section 1011; and

          (C) the aggregate amount of all Restricted Payments declared or made from and after the Closing Date would exceed the sum of:

                  (1) Cumulative Consolidated Cash flow minus 200% of Cumulative Consolidated Fixed Charges;

                  (2) 100% of the aggregate Net Cash Proceeds from the issue or sale to a Person, which is not a Subsidiary of the Company, of Capital Stock of the Company (other than Redeemable Stock) or of debt securities of the Company which have been converted into or exchanged for such Capital Stock (except to the extent such Net Cash Proceeds are used to Incur new Indebtedness outstanding pursuant to clause (viii) of paragraph (b) of Section
          1011); and

                  (3) to the extent any Permitted Investment that was made after the Closing Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Permitted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Permitted Investment.

     The foregoing provision shall not be violated by reason of: (i) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph; (ii) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Notes including a premium, if any, and accrued and unpaid interest and Liquidated Damages, if any, with the net proceeds of, or in exchange for, Indebtedness Incurred under clause (viii) of paragraph (b) of Section 1011;
(iii) the repurchase, redemption or other acquisition of Capital Stock of the Company in exchange for, or out of the Net Cash Proceeds of a substantially concurrent (A) capital contribution to the Company or (B) offering of, shares of Capital Stock (other than Redeemable Stock) of the Company (except to the extent such proceeds are used to incur new Indebtedness outstanding pursuant to clause (viii) of paragraph (b) of Section 1011); (iv) the Acquisition of Indebtedness of the Company which is subordinated in right of payment to the Notes in exchange for, or out of the proceeds of, a substantially concurrent
(A) capital contribution to the Company or (B) offering of, shares of the Capital Stock of the Company (other than Redeemable Stock) (except to the extent such proceeds are used to incur new Indebtedness outstanding pursuant to clause (viii) of paragraph (b) of Section 1011); (v) payments or distributions to dissenting stockholders in accordance with applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with Article Eight; (vi) the declaration or payment of any dividend or distribution in respect of, and in accordance with the terms of, the Company's
(A) 50,000 outstanding shares of 4.25% Cumulative Senior Perpetual Convertible Preferred Stock, Series A, par value $0.01 per share (the "Senior Preferred Stock"), and, in the event that The 1818 Fund III, L.P. ("The 1818 Fund") exercises its option to purchase up to 20,000 additional shares of Senior Preferred Stock, then such additional shares as well and (B) 23,174 outstanding shares of 4.25% Cumulative Junior Convertible Preferred Stock, Series B, par value $0.01 per share (the "Junior Preferred Stock"); (vii) the conversion of the Senior Preferred Stock, the Junior Preferred Stock or the Company's Convertible Preferred Stock, Series C, par value $0.01 per share, into Capital Stock of the Company in accordance with the terms of such preferred stock and
(vi) (viii) other Restricted Payments not to exceed $2 million; provided that, except in the case of clause (i), no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

         Each Restricted Payment permitted pursuant to the immediately preceding paragraph (other than the Restricted Payment referred to in clause
(ii) thereof) and the Net Cash Proceeds from any capital contributions to the Company or issuance of Capital Stock referred to in clauses

(iii) and (iv) of the immediately preceding paragraph, shall be included in calculating whether the conditions of clause (C) of the first paragraph of this
Section 1012 have been met with respect to any subsequent Restricted Payments. In the event the proceeds of an issuance of Capital Stock of the Company are used for the redemption, repurchase or other acquisition of the Notes, then the Net Cash Proceeds of such issuance shall be included in clause (C) of the first paragraph of this Section 1012 only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of the Notes.

     Section 1013. Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

     So long as any of the Notes are Outstanding, the Company shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to do any one of the following:

         (i) pay dividends or make any other distribution permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by the Company or any other Restricted Subsidiary;

         (ii) pay any Indebtedness owed to the Company or any other Restricted Subsidiary;

         (iii) make loans or advances to the Company or any other Restricted Subsidiary; or

         (iv) transfer any of its property or assets to the Company or any other Restricted Subsidiary.

          The foregoing provisions shall not restrict any encumbrances or restrictions:

         (i) existing on the Closing Exchange Date in this Indenture or any other agreements or instruments in effect on the Closing Exchange Date, and any extensions, refinancings, renewals or replacements of such agreements; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

         (ii) contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was issued if the encumbrance or restriction applies only in the event of a default with respect to a financial covenant contained in such Indebtedness or agreement and such encumbrance or restriction is not materially more disadvantageous to the Holders than is customary in comparable financing (as determined by the Company) and the Company determines that any such encumbrance or restriction will not materially affect the Company's ability to make principal or interest payments on the Notes;

         (iii) existing under or by reason of applicable law;

         (iv) existing with respect to any Person or the property or assets of such Person acquired by the Company or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired;

         (v)   in the case of clause (iv) of the first paragraph of this
     Section 1013, (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is, or is subject to, a lease, purchase mortgage obligation, license, conveyance or contract or similar property or asset, (B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any restricted Subsidiary not otherwise prohibited by this Indenture or (C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary; or

         (vi) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and asserts of, such Restricted Subsidiary. Nothing contained in this Section 1013 shall prevent the Company or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in
     Section 1016 or (2) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure Indebtedness of the Company or any of its Restricted Subsidiaries.

     SECTION 1015. Limitation on Transactions with Stockholders and Affiliates.

     The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 5% or more of any class of Capital Stock of the Company or any Restricted Subsidiary or with any Affiliate of the Company or any Restricted Subsidiary, unless the following conditions have been met:

         (i) such transaction or series of transactions is on terms no less favorable to the Company or such Restricted Subsidiary than those that could be obtained in a comparable arm's length transaction with a person that is not such a holder or an Affiliate;

         (ii) if such transaction or series of transactions involves aggregate consideration in excess of $2.0 million, then such transaction or series of transactions is approved by a majority of the Board of Directors of the Company and is evidenced by a resolution therein; and

         (iii) if such transaction or series of transactions involves aggregate consideration in exceeds of $10.0 million, then the Company or such Restricted Subsidiary shall deliver to the Trustee a written opinion as to the fairness to the Company or such Restricted Subsidiary of such transaction from a financial point of view from a nationally recognized investment banking firm (or, if an investment banking firm is generally not qualified to give such an opinion, by a nationally recognized appraisal firm or accounting firm).

     The foregoing limitation does not limit, and will not apply to (i) any transaction between the Company and any of its Restricted Subsidiaries or between Restricted Subsidiaries; (ii) the payment of reasonable and customary regular fees to directors of the Company who are not employees of the Company;
(iii) any Restricted Payments not prohibited by Section 1012; (iv) loans and advances to officers or employees of the Company and its Subsidiaries not exceeding at any one time outstanding $1.5 million in the aggregate, made in the ordinary course of business; and (v) arrangements with TMG, Armstrong and/or its subsidiaries existing on the date of this the Original Indenture and listed on Schedule A attached thereto as such arrangements may be extended or renewed; provided that the terms of any arrangement altered by any such extension or renewal may not be altered in a manner adverse to the Company or the Holders of the Notes; (vi) the issuance of up to 20,000 additional shares of Senior Preferred Stock to The 1818 Fund pursuant to an option agreement existing on the date of this Indenture; (vii) the sale to and purchase by the Company from MCI WorldCom, Inc. and its Affiliates of telecommunications services and equipment in the ordinary course of business; and (viii) the issuance and sale by the Company of Common Stock.

     SECTION 1017. Limitation on Asset Sales.

     The Company shall not, and shall not permit any Restricted Subsidiary to, make any Asset Sale unless (i) the Company or the Restricted Subsidiary, as the case may be, receives consideration at the time of such sale or other disposition at least equal to the fair market value of the assets sold or disposed of as determined by the good faith judgment of the Board of Directors evidenced by a Board Resolution and (ii) at least 80% of the consideration received for such sale or other disposition consists of cash or cash equivalents or the assumption of unsubordinated Indebtedness; provided that any securities, notes or other obligations issued by an Investment Grade Company with a Total Equity Market Capitalization in excess of $25 billion determined at the time any commitment to effect any such Asset Sale is entered into that are received by the Company or the Restricted Subsidiary, as the case may be, that are converted within 180 days thereof into cash or cash equivalents shall be deemed to be cash or cash equivalents; provided further that the amount of cash or cash equivalents realized upon the sale of any such securities, notes or other obligations must be included within the amount of Net Cash Proceeds for purposes of clause (i)(B) of the next paragraph.

     The Company shall, or shall cause the relevant Restricted Subsidiary to, within 270 days after the date of receipt of the Net Cash Proceeds from an Asset Sale, (i) (A) apply an amount equal to such Net Cash Proceeds to permanently repay unsubordinated Indebtedness of the Company or Indebtedness of any Restricted Subsidiary, in each case owing to a Person other than the Company or any of its Restricted Subsidiaries or (B) if the Net Cash Proceeds from such Asset Sale exceed $15 million, apply an amount equal to such Net Cash Proceeds to make an offer to purchase (an "Offer to Purchase") from the Holders on a pro rata basis an aggregate principal amount of Notes equal to such Net Cash Proceeds, at a purchase price equal to 100% of the principal amount of the Notes, plus, in each case, accrued and unpaid interest to the date of purchase and less the product of (a) the Market Value per share of the Common Stock of the Company and (b) the number of shares (including any portion of a share) of such Common Stock determined by dividing $50 by the Market Price of the Common Stock for each $1,000 in principal amount of Notes accepted for purchase by the Company (the "Offer to Purchase Payment"), provided that the Company shall not be obligated to make any Offer to Purchase after it has made one or more Offers to Purchase, which offer or offers, in the aggregate, were for an aggregate principal amount of Notes equal to the aggregate principal amount of Notes issued on the Exchange Date (regardless of the actual aggregate principal amount of Notes actually tendered in such Offer or Offers to Purchase), or (C) if the Company has made sufficient Offers to Purchase such that it has satisfied its obligation as described in the final proviso to clause (B), invest an equal amount, or the amount not so applied pursuant to clause (A), in property or assets of a nature or type or that are used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, the Company and its Restricted Subsidiaries existing on the date of such investment (as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) and (ii) apply (no later than the end of the 270-day period referred to above) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (i)) as provided in the following paragraphs of this Section 1017. The amount of such Net Cash Proceeds required to be applied (or to be committed to be applied) during such 270-day period referred to above in the preceding sentence and not applied as so required by the end of such period shall constitute "Excess Proceeds".

     If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Excess Proceeds Offer (as defined below) totals at least $10.0 million, the Company must, not later than the 30th Business Day thereafter, make an offer (an "Excess Proceeds Offer") to purchase from the Holders on a pro rata basis an aggregate principal amount of Notes equal to the Excess Proceeds on such date, at a purchase price equal to 100% of the principal amount of the Notes, plus, in each case, accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase less the product of (a) the Market Value per share of the Common Stock of the Company and (b) the number of shares (including any portion of a share) of such Common Stock determined by dividing $50 by the Market Price of the Common Stock for each $1,000 in principal amount of Notes accepted for purchase by the Company (the "Excess Proceeds Payment").

     The Company shall commence an Offer to Purchase or an Excess Proceeds Offer by mailing a notice to the Trustee and each Holder stating: (i) that the Offer to Purchase or Excess Proceeds Offer, as applicable, is being made pursuant to this Section 1017 and that all Notes validly tendered will be accepted for payment on a pro rata basis; (ii) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Excess Proceeds Offer Payment Date"); (iii) that any Note not tendered will continue to accrue interest pursuant to its terms; (iv) that, unless the Company defaults in the payment of the Offer to Purchase Payment or the Excess Proceeds Payment, as applicable, any Note accepted for payment pursuant to the Offer to Purchase or the Excess Proceeds Offer, as applicable, shall cease to accrue interest and Liquidated Damages, if any, on and after the applicable Offer Excess Proceeds Payment Date; (v) that Holders electing to have a Note purchased pursuant to the Offer to Purchase or the Excess Proceeds Offer, as applicable, will be required to surrender the Note together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the applicable Offer Excess Payment Payment Date; (vi) that Holders shall be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the applicable Offer Excess Proceeds Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased; and (vii) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof.

     On the applicable Offer Excess Proceeds Payment Date, the Company shall
(i) accept for payment on a pro rata basis Notes or portions thereof tendered pursuant to the Offer to Purchase or the Excess Proceeds Offer, as applicable;
(ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and (iii) deliver, or cause to be delivered, to the Trustee all Notes or portions thereof so accepted together with an Officer's Certificate specifying the Notes or portions thereof accepted for payment by the Company. The Paying Agent shall promptly mail to the Holders of Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall upon Company Order promptly authenticate and mail to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof. With respect to any Excess Proceeds Offer, to To the extent that the aggregate principal amount of Notes tendered is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. The Company shall publicly announce the results of the Excess Proceeds Offer as soon as practicable after the Excess Proceeds Payment Date. For purposes of this
Section 1017, the Trustee shall act as the Paying Agent.

         The Company shall comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that such Excess Proceeds are received by the Company undertakes an Offer to Purchase or Excess Proceeds Offer under this Section 1017. and the Company is required to repurchase Notes as described above.

         "Exchange Date" means the date of the consummation of the registered exchange offer pursuant to which holders of the FaciliCom Notes tendered such notes in exchange for the Notes issued by the Company pursuant to this Indenture.

         "FaciliCom" means FaciliCom International, Inc., a Delaware corporation.

         "FaciliCom Notes" means the 10 1/2% Senior Notes due 2008 issued by FaciliCom pursuant to the Original Indenture.

         "Investment Grade Company" means a Person whose debt securities are rated BBB- or higher by Standard & Poor's Ratings Service. Inc. or Baa3 or higher by Moody's Investor Service, Inc. (or an equivalent rating by another nationally recognized rating agency acceptable to the Holders).

         "Market Price" means, on any given day, the average closing price of the shares of the Company's Common Stock on the principal trading market of such Common Stock over the five consecutive trading days up to and including the day of such valuation.

         "Market Value" means the average of the closing price of the applicable security on such security's principal trading market over the five consecutive trading days up to and including the trading day prior to the last full trading day before the initiation of any Offer to Purchase described in clause (i) (B) or the time any commitment to effect an Asset Sale is entered into as described in the preceding paragraph.

         "Original Indenture" means the Indenture, dated as of January 28, 1998, among FaciliCom and State Street Bank and Trust Company, as supplemented by the First Supplemental Indenture thereto, pursuant to which FaciliCom issued the FaciliCom Notes.

         "Original Issue Date" means January 28, 1998, the date FaciliCom issued the FaciliCom Notes.

         "Permitted Business" means any business involving voice, data and other telecommunications services or equipment.

         "Telecommunications Assets" means, with respect to any person, equipment used in the telecommunications business or ownership rights with respect to IRUs, MAOUs or minimum investment units (or similar ownership interests) in fiber optic cable and international or domestic telecommunications switches or other transmission facilities (or Common Stock of a

Person that becomes a Restricted Subsidiary, the Assets of which consist primarily of any such Telecommunications Assets), in each case purchased or acquired through Indebtedness, provided that such Indebtedness does not exceed the Fair Market Value of such assets, by the Company or a Restricted Subsidiary after the Closing Date.

         "Total Equity Market Capitalization" of any Person means, as of any date of determination, the product of (i) the aggregate number of outstanding shares of Common Stock of such Person on such date on a fully-diluted basis and
(ii) the average closing price of such Common Stock over the five consecutive trading days immediately preceding such date. If no closing price exists with respect to shares of any such class, the value of such shares shall be determined by the Board of Directors in good faith and evidenced by a resolution of the Board of Directors filed with the Trustee.